PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798 NASDAQ National Market "ABNJ"		For Immediate Release May 24, 2006

AMERICAN BANCORP OF NEW JERSEY, INC. ANNOUNCES
RESULTS OF ANNUAL MEETING AND QUARTERLY DIVIDEND

Bloomfield, New Jersey - May 24, 2006 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) (the "Company"), the holding company of American Bank of New Jersey (the "Bank"), announced the results of its first annual meeting of shareholders since becoming a full stock company in October 2005.

At the annual meeting, shareholders elected two directors for four-year terms that expire with the 2010 annual meeting: W. George Parker, Chairman of the Board and H. Joseph North. The Company's directors continuing in office to future years include: Robert A. Gaccione, James H. Ward, III, Vincent S. Rospond, Stanley Obal, Joseph Kliminski, Chief Executive Officer, and Fred G. Kowal, President and Chief Operating Officer.

In other formal business conducted at the meeting, shareholders approved the American Bancorp of New Jersey, Inc. 2006 Equity Incentive Plan and ratified the appointment of Crowe Chizek and Company LLC as the Company's independent registered public accounting firm for 2006.

Separately, the Company announced today that its Board of Directors has declared a quarterly cash dividend of $0.04 per share to stockholders of record as of June 12, 2006 payable on or about June 23, 2006.

The cash dividend is being paid to provide a return to stockholders, after considering the equity and profitability of the Company and the Bank. The payment of future dividends will be subject to the Board's periodic review of the financial condition, earnings, and capital requirements of the Company and the Bank.

The Bank is a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey.

The foregoing material contains forward-looking statements concerning our financial condition, results of operations and business. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statement.

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